Exhibit 99.1

FRS 102 Notification and Election

STERIS plc will utilize FRS 102, the Financial Reporting Standards applicable in the UK with reduced disclosures, as issued by the Financial Reporting Council for its parent only financial statements for financial years commencing April 1, 2015.

The Board considers that it is in the best interests of STERIS plc to adopt FRS 102 and to adopt the disclosure exemptions available under FRS 102 for its parent only financial statements. This election will apply on an ongoing basis until such time as STERIS plc notifies shareholders of any change to its chosen accounting framework for the parent only financial statements.

A shareholder or shareholders holding in aggregate 5% or more of the total allotted shares in STERIS plc can serve objections to the use of the disclosure exemptions on STERIS plc, in writing, to the Company Secretary at the address below by June 12, 2016. Please provide reasons for any objection and indicate the number of ordinary shares you hold as of May 31, 2016.

Please note this election only applies to the STERIS plc parent only financial statements and does not affect the annual Form 10-K or quarterly Form 10-Q filings with the U.S. Securities Exchange Commission which are prepared in accordance with accounting principles generally acceptable in the United States of America (U.S. GAAP). Further, this election does not affect the group consolidated financial statements included in the Annual Report and Accounts filed with the UK Companies House which will continue to be prepared in accordance with U.S. GAAP as permitted by Statutory Instrument 2015 No. 1675 The Accounting Standards (Prescribed Bodies) (United States of America and Japan) Regulations 2015 (SI 2015 No. 1675).

J. Adam Zangerle
Company Secretary
STERIS plc
Chancery House
190 Waterside Road
Hamilton Industrial Park
Leicester UK LE51QZ